Sub-Adviser,"Loomis, Sayles & Company, L.P."
Fund Number,#107
Fund Name,PFI Global Multi-Strategy Fund
Issuer,Vine Oil & Gas LP/FIN
Date of Purchase,10/13/2017
Underwriter From Whom Purchased,Morgan Stanley
Affiliated/Principal Underwriter of
Syndicate,Natixis Securities North America
Purchase Price, $99.00
Aggregate % of Issue Purchased by the Firm,8.01%
Fair & Reasonable Commission (Y/N) (1),Y
,
,
Sub-Adviser,"Loomis, Sayles & Company, L.P."
Fund Number,#107
Fund Name,PFI Global Multi-Strategy Fund
Issuer,Whiting Petroleum Corp
Date of Purchase,12/12/2017
Underwriter From Whom Purchased,J.P. Morgan
Securities
Affiliated/Principal Underwriter of
Syndicate,Natixis Securities North America
Purchase Price, $100.00
Aggregate % of Issue Purchased by the Firm,6.88%
Fair & Reasonable Commission (Y/N) (1),Y